SAMUEL H. WONG & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Sino Gas International Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our report dated November 4, 2010 on the consolidated financial statements of Sino Gas International Holdings, Inc. as of September 30, 2010 and December 31, 2009, and for the nine months periods ended September 30, 2010 and 2009, included in the post-effective amendment No. 2 to Form S-1 of Sino Gas International Holdings, Inc.

For the purpose of the aforesaid post effective amendment to Form S-1, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

San Mateo, California
February 23, 2011

Samuel H. Wong & Co., LLP
Certified Public Accountants

2010 Pioneer Court, San Mateo, CA 94403 Tel: (415) 732-1288 Fax: (415) 397-9028
E-mail: info@swongcpa.com Website: www.swongcpa.com